Exhibit 21.1

SUBSIDIARIES BY JURISDICATION

NAME	JURISDICATION

AAC Investors, Inc.	Virginia

Asset Acceptance Holdings, LLC	Delaware

Asset Acceptance, LLC	Delaware

Consumer Credit, LLC	Delaware

RBR Holding Corp.	Nevada

Premium Asset Recovery Corporation	Florida